Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. RECEIVES FIFTH AND LARGEST ORDER

FROM WEST VIRGINIA STATE POLICE

FOR 229 DVM-500 IN-CAR VIDEO SYSTEMS

COMPANY ANNOUNCES RECEIPT OF LARGEST SINGLE ORDER FOR

DVF-500 DIGITAL VIDEO FLASHLIGHT SYSTEMS

OVERLAND PARK, Kansas (August 15, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced digital technology products for law enforcement, homeland security and commercial security applications, today announced that the Company has received its fifth order for its DVM-500 In-Car Video Rearview Mirror Systems from the West Virginia State Police. The state police agency placed orders for 124 systems in early 2007, an additional 50 systems in September 2007, a third order for 100 systems in the first quarter of 2008 and a fourth order for 13 systems in April 2008. The latest order, for 229 units, brings the total number of DVM-500 systems being utilized by the West Virginia State Police to 516 units.

“We are very pleased that the West Virginia State Police is so satisfied with the performance of our DVM-500 In-Car Video Rearview Mirror Systems that the agency has placed its largest order, to date, with our Company,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “While the cumulative total of 516 units ordered by the West Virginia State Police represents the largest number of DVM-500 systems ordered by a single law enforcement agency in the United States, the number of our customers that have placed multiple follow-on orders after gaining field experience with their initial DVM-500s continues to expand.”

The Company also announced that it has received its largest single order, to date, for DVF-500 Digital Video Flashlight systems. The DVF-500 is a portable digital and video recording system integrated into a high-quality, water-resistant machined aluminum law enforcement-style flashlight. It provides law enforcement officers with the ability to document the discovery and/or collection of criminal evidence on a “real time” basis and is not limited to the fixed field of vision that is characteristic of in-car video systems.

“While this order from an international customer totals only 25 units, it illustrates that law enforcement agencies are moving beyond the testing phase and into the deployment of the DVF-500 within their organizations,” continued Ross. “We have always expected that broad acceptance of the DVF-500 Digital Video Flashlight would take more time than was the case with our DVM-500 In-Car Video systems, because we are defining and serving a market that did not exist prior to the introduction of our product. On the other hand, the DVF-500 provides law enforcement officers with much greater flexibility in the documentation of criminal activities regardless of their location, and we believe the long-range market potential for digital video flashlights will be substantial.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced digital technology products for law enforcement, homeland security and commercial security applications. The Company’s primary development focus involves the field of Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the extent to which the DVF-500 Digital Video Flashlight gains market acceptance; the Company’s ability to have all of its new product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; its ability to continue to increase revenue and profits, including the achievement of approximately $40 million in revenues and a 29% operating margin in 2008; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

Stan Ross, CEO at (913) 814-7774

Or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com